Houston Wire & Cable Company Announces Dividend Increase

Houston, TX— May 5, 2011 –Houston Wire & Cable Company (NASDAQ: HWCC) announced today that its Board of Directors has approved a 5.9% increase in the Company’s quarterly cash dividend. The dividend will increase to $0.09 per share, from $0.085 per share in the previous quarter. Payments will be made on May 27, 2011 to shareholders of record of Common Stock at the close of business on May 13, 2011.

“This increase in our dividend reflects the growth in our business as well our confidence in the long-term strength of Houston Wire & Cable. We are pleased to continue sharing our successes with shareholders”, commented Chuck Sorrentino, Chief Executive Officer.

About the Company

With 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable,  mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.   HWCC’s comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC.  These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

Hope M. Novosad
Manager – Investor Relations
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com